Fax Audit #  (((H01000002039 5)))
ARTICLES OF INCORPORATION OF NetConnect Systems, Inc.

             ARTICLE I - NAME, PRINCIPAL OFFICE AND MAILING ADDRESS

The name of this corporation is NetConnect Systems, Inc. and the principal office and mailing address of this corporation is 2503 W. Gardner Ct. Tampa Fl 33611.

                              ARTICLE II - PURPOSE

This corporation is organized to include the transaction of any or all lawful business for which corporations may be incorporated under Chapter 607, Florida Statutes (1975) as presently enacted and as it may be amended from time to time.

                ARTICLE III - INCORPORATOR AND REGISTERED AGENT

The address of the registered agent and incorporator of this corporation is 2503
W. Gardner Ct. Tampa Fl 33611, and the name of the registered agent and incorporator is Michael T. Williams.

                  ARTICLE IV - ELECTION OF BOARD OF DIRECTORS

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

                           ARTICLE IV - CAPITAL STOCK

This corporation is authorized to issue 50,000,000 shares of no par value common stock, which shall be designated as "Common Shares" and Twenty Million shares of no par value preferred stock, which shall be designated as "Preferred Shares." The Preferred Shares may be issued in such series and with such rights, privileges, and preferences as determined solely by the Board of Directors.

       ARTICLE VI - AFFILIATED TRANSACTIONS / CONTROL SHARE ACQUISITIONS

The  Corporation  expressly  elects not to be governed by Sections  607.0901 and
607.0902 of the Florida Enterprise Corporations Act, relating to affiliated transactions and control share acquisitions, respectively.
--------------------
I hereby accept the appointment as Registered Agent and agree to act in this capacity.

-------------------------------     ---------------------------------
Signature/Registered Agent                  Date

------------------------------      ---------------------------------
Signature/Incorporator                      Date

Prepared By: Michael T. Williams, Esq. 2503 W. Gardner Ct. Tampa FL 33611 Florida Bar: 300322 Phone and Fax: 813.831.9348
Fax Audit # (((H01000002039 5)))